Exhibit 10.3

LEASE AGREEMENT

between

TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC

and

MEADE PIPELINE CO LLC

February 14, 2014

In this document, “[*****]” indicates that confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of the 14th day of February, 2014 (“Effective Date”), by and between MEADE PIPELINE CO LLC (“Meade”), a Delaware limited liability company, and TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC (“Transco”), a Delaware limited liability company. Meade and Transco may be referred to in this Lease individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Transco and Meade are jointly developing new natural gas pipeline facilities as part of Transco’s proposed “Atlantic Sunrise Project” (such new natural gas pipeline facilities, as further described in Exhibit A hereto, are referred to herein as the “Central Penn Line”);

WHEREAS, Transco and Meade are executing contemporaneously herewith a Construction and Ownership Agreement pursuant to which Transco will construct, and Transco and Meade will jointly own, the Central Penn Line (the “Construction and Ownership Agreement”), and an Operation and Maintenance Agreement pursuant to which Transco will provide operation and maintenance services for the Central Penn Line (the “Operation and Maintenance Agreement”); and

WHEREAS, Transco and Meade now desire to set forth the terms and conditions under which Meade shall lease its undivided joint ownership interest in the Central Penn Line facilities to Transco.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Lease, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.1 Definitions. As used in this Lease, the following terms have the following meanings:

“Article VI Interruption” has the meaning given in Section 6.4

“Atlantic Sunrise Project” means Transco’s proposed natural gas pipeline expansion project designed to provide new firm transportation capacity from various supply points in northeast Pennsylvania to delivery points along Transco’s mainline in southeast Pennsylvania and extending southward to Transco’s Zone 4/4A Pools at Transco’s Station 85 in Choctaw Co., Alabama.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas are closed.

“Cabot” has the meaning given in Section 4.3.

“Cabot Precedent Agreement” has the meaning given in Section 4.3.

“Construction and Ownership Agreement” has the meaning given in the Recitals.

“Cost Overrun” has the meaning given in Section 5.5.

“CPL Original Capital Estimate” has the meaning given in the Construction and Ownership Agreement.

“Early Termination Date” has the meaning given in Section 4.3.

“Effective Date” has the meaning given in the introductory paragraph.

“Encumbrance” means any lien, pledge, condemnation proceeding, security interest, mortgage or similar encumbrance.

“FERC” means the Federal Energy Regulatory Commission or its successor.

“FERC Authorizations” has the meaning given in Section 7.1.

“Force Majeure” has the meaning given in Section 6.2.

“Governmental Authority” means any federal, state, local, municipal or, governmental department, commission, court, board, bureau, agency or instrumentality or any judicial, regulatory or administrative body having jurisdiction as to the matter in question.

“Law” means any statute, law (including common law), order, rule, regulation, decree or other legal or regulatory determination, including any of the foregoing as may be enacted, amended or issued after the execution of this Lease.

“Lease” has the meaning given in the introductory paragraph.

“Lease Commencement Date” means the first day of service under the River Road Service Agreement.

“Leased Facilities” has the meaning given in Section 2.1.

“Lease Term” has the meaning given in Section 4.2.

“Meade” has the meaning given in the introductory paragraph.

“Monthly Lease Charge” has the meaning given in Section 5.1.

“Operation and Maintenance Agreement” has the meaning given in the Recitals.

“Party” and “Parties” have the meanings given in the introductory paragraph.

“Person” means any party or individual or any type of corporation, company or partnership.

“Project Costs” has the meaning given in the Construction and Ownership Agreement.

“River Road Service Agreement” has the meaning given in Section 4.3.

“Transco” has the meaning given in the introductory paragraph.

“Transco’s Tariff” means Volume No. 1 of Transco’s FERC Gas Tariff on file with FERC, as amended from time to time.

1.2 Rules of Interpretation.

(a) References herein to Sections, Exhibits, clauses and paragraphs are references to sections of, exhibits to, clauses of, and paragraphs of, this Lease.

(b) Unless otherwise specified, “hereunder,” “herein,” “hereto,” “hereof” and words of similar import refer to this Lease as a whole and not to any particular provision hereof.

(c) Words denoting the singular include the plural and vice versa.

(d) References to any Person shall include such Person’s successors and permitted assigns in that designated capacity.

(e) References to days, months and years are references to calendar days, months and years unless otherwise specified.

(f) Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used in accordance with such meanings.

(g) Any reference to “dollars” or “$” or to “cents” or “¢” shall be to United States dollars or cents, respectively.

(h) The use of the words “include,” “includes,” or “including” shall be by way of example only and shall not be considered in any way to limit the generality of the description preceding the use of such word.

(i) The words “shall” and “will” shall have equal effect.

(j) This Lease shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against either Party as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

(k) The headings in this Lease are for purposes of reference only and shall not limit or define the meaning hereof.

(l) Unless the context otherwise requires, the use of any of the words “action,” “claim,” “suit,” “proceeding,” or “judgment,” includes any and all such terms.

(m) Any references to specific section numbers of Transco’s Tariff shall be deemed to include any renumbering thereof or duly authorized amendments thereto.

ARTICLE II.

SCOPE OF LEASE

2.1 Leased Facilities. Effective as of the Lease Commencement Date, Meade hereby leases to Transco, and Transco hereby leases from Meade, Meade’s undivided joint ownership interest in the Central Penn Line (“Leased Facilities”).

2.2 Use of Leased Facilities. During the effective term of this Lease, Transco will have full possessory and operational rights to the Leased Facilities, including 100% of the pipeline capacity of the Central Penn Line.

2.3 Facilities Upon Termination. Upon termination of this Lease and receipt by Transco of the necessary authorizations from the FERC, the Leased Facilities shall revert to Meade. Subject to the terms and conditions of the Operation and Maintenance Agreement and the Construction and Ownership Agreement, Transco shall return the Leased Facilities to the condition existing as of the Lease Commencement Date, ordinary wear and tear excepted.

2.4 Meade’s Facilities Obligations. Meade shall preserve and maintain, throughout the effective term of this Lease, all of its ownership rights in and to the Central Penn Line to ensure the continued use by Transco of the Leased Facilities in the operation of Transco’s pipeline system. Provided that Transco performs its obligations hereunder, Meade hereby covenants that Transco shall have and enjoy the quiet and peaceable possession and use of the Leased Facilities during the effective term of this Lease. For the avoidance of doubt, this Section 2.4 is not intended to, and shall not, restrict any right of Meade under the Construction and Ownership Agreement to sell or assign its ownership rights in the Central Penn Line.

ARTICLE III.

OPERATIONS

3.1 Operation and Maintenance. Transco shall operate and maintain the Central Penn Line pursuant to the terms and conditions of the Operation and Maintenance Agreement.

3.2 Applicability of Transco’s Tariff to Day-to-Day Operations. Matters respecting the provision of transmission services by Transco through the Leased Facilities shall be governed by the provisions of Transco’s Tariff.

ARTICLE IV.

TERM OF LEASE

4.1 Effective Date. This Lease shall be effective as of the Effective Date and shall remain in effect until terminated in accordance with the terms hereof. The effective term of this Lease shall be determined pursuant to Sections 4.2 and 4.3 below.

4.2 Term. This Lease shall remain in force and effect for a term of twenty (20) years beginning with the Lease Commencement Date unless terminated earlier in accordance with Section 4.3 (“Lease Term”). Subject to the receipt of any necessary authorizations from the FERC, this Lease shall terminate upon the expiration of the Lease Term.

4.3 Early Termination of Lease Term. Notwithstanding the foregoing: (i) if the primary term of the service agreement under Transco’s Rate Schedule FT providing for firm transportation service of 500,000 dt/day to be entered into between Transco and Cabot Oil & Gas Corporation (“Cabot”) pursuant to the terms and conditions of that certain Precedent Agreement (Atlantic Sunrise Project), dated February 5, 2014, between Transco and Cabot (such precedent agreement is referred to herein as the “Cabot Precedent Agreement” and such service agreement, as the same may be assigned or released to another Person, is referred to herein as the “River Road Service Agreement”) is not extended to remain in effect for twenty (20) years following the Lease Commencement Date in accordance with the terms and conditions of the River Road Service Agreement, then Transco shall have the right to terminate this Lease at the end of the fifteenth (15th) year following the Lease Commencement Date (“Early Termination Date”), subject to the receipt of any necessary authorizations from the FERC, provided that such termination right must be exercised, if at all, by Transco providing written notice thereof to Meade at least [*****] months prior to the Early Termination Date, or else such right shall be waived; (ii) Transco shall have the right to terminate this Lease effective as of the termination of the River Road Service Agreement if such termination of the River Road Service Agreement is due to the shipper’s failure to pay reservation charges thereunder (after any applicable cure periods) or shipper’s failure to provide credit support in an amount not greater than three (3) months of reservation charges thereunder; (iii) Transco shall have the right to terminate this Lease effective as of the termination of the Construction and Ownership Agreement; and (iv) Meade shall have the right to terminate this Lease in accordance with Section 5.4(a). If Transco terminates this Lease under (ii) above, then Transco shall use good faith efforts to collect any monies it is entitled to from the shipper and shall pay to Meade its proportionate share of all proceeds it receives under such agreement in order to mitigate Meade’s loss of revenue resulting from the Lease termination. Meade’s proportionate share for purposes of the foregoing sentence shall be equal to (1) the daily charge per dt equivalent of the Monthly Lease Charge, divided by (2) the daily reservation rate per dt being charged by Transco under the River Road Service Agreement as of the date of termination of such agreement.

4.4 Effect of Termination. Upon termination of this Lease, the Parties shall be discharged from any further obligations hereunder to the other Party, including any obligation to provide (in the case of Meade) or to pay for (in the case of Transco) the lease of facilities hereunder; provided, however, that termination of this Lease shall not relieve either Party from any obligation already accrued prior to the date of such termination nor shall such termination deprive a Party of any remedy otherwise available to it.

ARTICLE V.

CHARGES AND PAYMENT

5.1 Monthly Lease Charge. Beginning with the Lease Commencement Date and continuing through the Lease Term, Transco shall pay to Meade a monthly lease charge of $[*****] (“Monthly Lease Charge”) subject to renegotiation under Section 5.5 hereof and reduction under Section 3.2(b) of the Construction and Ownership Agreement, as appropriate. If the first day of the Lease Term occurs after the first day of a month, then the Monthly Lease Charge for such month shall be the Monthly Lease Charge multiplied by a fraction, the numerator of which is the number of days in such month that the Lease was in effect divided by the total number of days in such month. If the last day of the Lease Term occurs other than on the last day of a month, then the Monthly Lease Charge for the final month of the term of this Lease shall be likewise pro-rated for the number of days in the month that this Lease was in effect.

5.2 Terms of Payment. Meade shall submit an invoice to Transco on or before the tenth (10th) day of each month for the Monthly Lease Charge due hereunder for the preceding month. Transco shall pay Meade the amount of such invoice within ten (10) days after receipt thereof. Such payment shall be by wire transfer of immediately available funds to the account specified by Meade.

5.3 Non-Payment under River Road Service Agreement. Notwithstanding the foregoing, Transco’s obligation hereunder to pay the Monthly Lease Charge shall be suspended for any period of time that the shipper under the River Road Service Agreement fails to pay to Transco the applicable reservation charges thereunder, provided that (i) during such period Transco uses good faith efforts to collect the amounts owed by the shipper under the River Road Service Agreement, and (ii) upon payment by the shipper of the amounts owed under the River Road Service Agreement, Transco shall likewise make payments of amounts owed for Monthly Lease Charges due hereunder (such payments by Transco shall be in the same proportion to the amounts owed for the Monthly Lease Charges as the shipper’s payments are to the amounts owed for the reservation charges under the River Road Service Agreement). If despite Transco’s good faith efforts to collect the amounts owed under the River Road Service Agreement the shipper’s failure to pay continues beyond all waiting periods set forth in the applicable provisions of Transco’s Tariff governing a shipper’s failure to pay, Transco shall either (y) exercise its right to terminate the River Road Service Agreement in accordance with Section 4.3, or (z) promptly commence good faith negotiations with Meade to determine a mutually agreeable course of action.

5.4 Late Payment.

(a) If Transco fails to make timely payment of the amount of an invoice under this Lease, then Meade shall be entitled to collect the amount of such invoice together with interest thereon calculated at a rate (which in no event shall be higher than the maximum rate permitted by applicable law) equal to two percent (2%) per annum over the prime rate as published by the Wall Street Journal from time to time and in effect during the applicable period. Interest shall accrue on unpaid amounts, including unpaid interest compounded daily, beginning on the payment due date of the invoice and shall terminate when such invoice is paid. If such failure to pay continues for thirty (30) days after payment is due, Meade, in addition to any other remedy it may have at law (except for termination of this Lease, which shall be subject to the following), may notify Transco in writing of its nonpayment, allowing Transco sixty (60) days to make payment of any unpaid amount and to provide assurances satisfactory to Meade that such non-payment will not recur. If Transco fails to make payment of any unpaid amount within such sixty (60) day period, then Meade may terminate this Lease upon ten (10) days written notice to Transco and the FERC, provided that if Transco makes payment in full within such 10-day period, such termination shall not be effected and this Lease shall remain in full force and effect pursuant to the terms hereof. If Meade terminates this Lease in accordance with the foregoing and Transco does not make payment within such 10-day period, then Transco agrees that Meade may seek relief at law and/or in equity, including without limitation injunctive relief and/or specific performance (and in that regard, injunctive relief and/or specific performance may be sought by Meade without proof of any actual or special damages).

(b) If Transco fails to make timely payments more than two (2) times in any six (6) consecutive month period, then, until Transco thereafter makes timely payments for twelve (12) consecutive months, Meade may require Transco to pay the Monthly Lease Charge for the upcoming three (3) months quarterly in advance.

5.5 Renegotiation of Monthly Lease Charge. If the Project Costs (either estimated or actual) for the Central Penn Line exceed the CPL Original Capital Estimate (“Cost Overrun”) and in connection with the Cost Overrun Transco and Cabot execute an amendment to the Cabot Precedent Agreement and/or the River Road Service Agreement to set forth a higher negotiated daily reservation rate than originally set forth in such agreement(s), then Transco shall promptly notify Meade thereof. Such notification shall include the amount of the increase in the negotiated daily reservation rate attributable to the Cost Overrun. Promptly following Meade’s receipt of such notification, the Parties shall negotiate in good faith to amend this Lease to increase the Monthly Lease Charge to reflect the same percentage increase in the negotiated daily reservation rate under the Cabot Precedent Agreement and/or the River Road Service Agreement attributable to the Cost Overrun. The effective date of such increase in the Monthly Lease Charge shall be the same as the effective date of the above-described amendment to the Cabot Precedent Agreement and/or the River Road Service Agreement.

ARTICLE VI.

FORCE MAJEURE

6.1 Effect of Force Majeure. If by reason of Force Majeure either Party hereto is rendered unable, wholly or in part, to carry out its obligations under this Lease, and if such Party gives notice and reasonably full particulars of such event of Force Majeure in writing, by electronic mail or by facsimile, to the other within a reasonable period of time (which shall not exceed, in any event, two (2) Business Days) after the occurrence of the event of Force Majeure, the Party giving such notice, so far as and to the extent that it is affected by such Force Majeure shall, subject to Section 6.3, be relieved of its obligations under this Lease affected by such event of Force Majeure and shall not be liable in damages during the continuance of any inability so caused so long as the affected Party is using its reasonable efforts to remedy or otherwise to alleviate such event of Force Majeure as quickly as reasonably possible.

6.2 Definition of Force Majeure. As used in this Lease, the term “Force Majeure” shall mean acts of God, strikes, lockouts, industrial disturbances, acts of the public enemy or terrorists, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, droughts, tornados, hurricanes, storms, crevasses, floods, washouts, arrests, the order of any Governmental Authority, quarantines, expropriation or confiscation, vandalism, sabotage, civil disturbances, relocation of facilities, explosions, breakage or accidents to machinery or lines of pipe, freezing of or damage to wells or delivery facilities, National Weather Service warnings or advisories, whether official or unofficial, that result in the evacuation of facilities, well blowouts, failure of surface equipment or pipelines, accidents, breakdowns, inability to obtain or unavoidable delay in obtaining material, equipment, supplies, permits, rights-of-way or labor to perform or to comply with any obligation or condition of this Agreement, or any other causes, whether of the kind enumerated in this Agreement or otherwise, that are not reasonably within the control of the Party claiming Force Majeure. Nothing herein shall be construed to require a Party to settle any strikes, lockouts, industrial disturbance or disagreements with landowners by acceding to the demands of any opposing party when such course is inadvisable in the discretion of the Party having difficulty.

6.3 Negligence or Willful Misconduct. An event of Force Majeure shall not relieve the affected Party of its obligations hereunder to the extent that its negligence or willful misconduct created such event of Force Majeure nor shall an event of Force Majeure relieve a Party from its obligations to make payments due hereunder, nor shall an event of Force Majeure relieve a Party from its obligations to remedy or alleviate the event of Force Majeure.

6.4 Monthly Lease Charge Credits. If by reason of Force Majeure pursuant to Section 6.1 herein, Meade is rendered unable, wholly or in part, to carry out its obligations under this Lease and as a result Transco is unable to redeliver the quantities of gas tendered for delivery through the Central Penn Line under the Cabot Service Agreement (“Article VI Interruption”), and, due to such Article VI Interruption Transco is required pursuant to Transco’s Tariff or FERC order to provide reservation charge credits, then (i) Transco shall promptly provide written notice to Meade of Transco’s requirement to provide reservation charge credits (including the sum of such reservation charge credits and reasonable supporting data), and (ii) the Monthly Lease Charge for the month in which such suspension occurs shall be reduced by an amount equal to (A) the Monthly Lease Charge multiplied by (B) a fraction, the numerator of which is the number of days in such month that this Lease was suspended and the denominator of which is the total number of days in such month; provided, however, that in no event shall such credit exceed the sum of the reservation charge credits that Transco provides under the Cabot Service Agreement in connection with such Article VI Interruption.

ARTICLE VII.

APPLICATIONS FOR GOVERNMENTAL APPROVALS

7.1 Applications for Governmental Approvals. After the Effective Date, Transco shall proceed with due diligence to obtain from any Governmental Authority having competent jurisdiction over the matters covered by this Lease the authorizations necessary to implement the terms of this Lease, including the necessary authorizations from the FERC (“FERC Authorizations”), all as further described in the Construction and Ownership Agreement.

ARTICLE VIII.

MISCELLANEOUS

8.1 Governing Law. THIS LEASE AND ANY CLAIMS HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAWS RULES OR PRINCIPLES THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. ANY SUIT BROUGHT WITH RESPECT TO OR RELATING TO THIS LEASE SHALL BE BROUGHT IN THE COURTS OF HARRIS COUNTY, TEXAS OR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION.

8.2 Disputes. Any dispute between the Parties arising under this Lease shall be resolved in accordance with the provisions of this Section. The Parties shall initially attempt to resolve a dispute by the following informal dispute resolution process. Each Party shall designate in writing to the other Party a representative who shall be authorized to resolve any dispute with due consideration of law, equity and good faith. Each dispute shall be initially referred by written notice to such designated representative for resolution. If the designated representatives are unable to resolve any such dispute within thirty (30) days of such referral, each Party shall designate in writing to the other Party an officer who shall be authorized to resolve the dispute, and such officers shall attempt to resolve such dispute within a further period of fifteen (15) days. The Parties shall attempt to resolve all disputes promptly, equitably and in good faith, and shall provide each other in a timely manner reasonable documentation relating to the dispute. Neither Party shall be under an obligation to provide any privileged or confidential documents that it is not otherwise obligated to provide under this Lease and each Party may seek equitable relief as it determines in its sole judgment is necessary. Unless the Parties otherwise agree, if the period of forty five (45) days referred to above has expired and the dispute remains unresolved, the Parties may, by mutual agreement, submit the dispute to arbitration or, if no such agreement is reached, either Party may submit the dispute to the appropriate court or governmental authority.

8.3 Limitation of Liability. Neither party shall be liable to the other party for consequential, incidental, indirect, exemplary, special or punitive damages (including lost profits, loss of production or other damages attributable to business interruption) arising in connection with this Lease.

8.4 Insurance. The Parties acknowledge that the provisions regarding the maintenance of insurance for the Leased Facilities are set forth in the Construction and Ownership Agreement and the Operation and Maintenance Agreement.

8.5 No Waiver. No waiver by a Party of any default by the other Party in the performance of any provision, condition or requirement in this Lease shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement in this Lease, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the defaulting Party from future performance of the same provision, condition or requirement. Except to the extent otherwise expressly set forth herein, any delay or omission of any Party to exercise any right in this Lease shall not impair the exercise of any such right or any like right accruing to it thereafter.

8.6 Entire Agreement. This Lease represents the entire agreement between the Parties with respect to the subject matter hereof, and the obligations of the Parties expressed in this Lease are the sole and exclusive obligations of the Parties with respect to the subject matter of this Lease. Neither Party accepts or has imposed upon it, by virtue of this Lease or otherwise, any implied obligations or covenants with respect to the subject matter of this Lease.

8.7 No Modifications. No modifications of the terms and provisions of this Lease shall be effective except by the execution of a supplementary written agreement executed by both Parties.

8.8 Notices.

(a) All notices and other communications by a Party shall be in writing and shall be sent by one (1) of the following means: electronic mail, facsimile transmission, hand delivery or courier to the other Party at the electronic or physical addresses/fax transmission numbers as provided in this Section:

If to Transco:

Transcontinental Gas Pipe Line Company, LLC

Attention: Vice President, Commercial Operations

P.O. Box 1396

Houston, Texas 77251-1396

Fax Number: (713) 215-4269

or at such other address as may be designated by Transco from time to time by written notice.

If to Meade:

Meade Pipeline Co LLC

c/o WGL Midstream, Inc.

Attention: Anthony M. Nee, President

101 Constitution Ave, NW

Washington, D.C. 20080

Fax Number: (202) 842-2880

or at such other address as may be designated by Meade from time to time by written notice.

(b) For all purposes of this Lease, a notice or communication will be deemed effective on the day that the notification as set forth in subparagraph (a) above has occurred, as follows:

(i) if delivered by hand or sent by courier, on the day it is delivered unless (A) that day is not a Business Day, or (B) if delivered after the close of business on a Business Day, in either of which cases it is deemed effective on the next succeeding Business Day; and

(ii) if sent by electronic mail or facsimile transmission, on the date transmitted, provided that confirmation of receipt is obtained by the sender, unless the date of transmission is not a Business Day or if it was received after the receiving Party’s regular business hours, in which case it is deemed effective on the next succeeding Business Day.

8.9 Assignment. Other than pursuant to an Encumbrance, any purported assignment of this Lease by either Party shall be null and void ab initio without the prior written consent of the other Party, which consent may be withheld in the sole discretion of the non-assigning Party. This Lease and all of the rights, duties and obligations herein established shall extend to and be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the Parties.

8.10 Subject to Laws. This Lease and the obligations of the Parties are subject to all Laws of Governmental Authorities having jurisdiction, and, in the event of conflict, such Laws of Governmental Authorities having jurisdiction shall control.

8.11 No Joint Venture or Partnership. Nothing in this Lease shall be construed to create a joint venture or partnership between the Parties or to constitute one Party as the agent of the other for any purpose.

8.12 No Third Party Beneficiaries. Nothing in this Lease is intended to confer, or shall be construed as conferring, upon any Person other than the Parties and permitted assigns any right, remedy or claim under this Lease.

8.13 Severability. If a Governmental Authority of competent jurisdiction declares any provision of this Lease unenforceable, then that provision shall be severed from this Lease and this Lease shall otherwise remain in full force and effect and be construed as if it did not contain the severed provision; provided, however, that if severing such provision from this Lease has a material adverse effect on the rights or obligations of either Party as set forth in this Lease, then the Parties agree to negotiate in good faith replacement terms that are consistent with the Governmental Authority’s declaration or directive and that maintain the relative economic positions of, and risks to, the Parties as reflected in this Lease as of the Effective Date.

8.14 Waiver of Trial by Jury. To the extent permitted by Law, the Parties hereby waive all rights to trial by jury on any cause of action directly or indirectly involving the terms, covenants or conditions of this Lease or any matters whatsoever arising out of, or in any way connected with, this Lease. This Section shall survive the termination or expiration of this Lease.

8.15 Exhibits. Exhibit A hereto is hereby incorporated herein by this reference.

8.16 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.17 Further Assurances. The Parties agree to execute all other additional instruments and documents, and to do all other acts, as may be reasonably necessary to effectuate the terms and provisions of this Lease but which do not impose on either Party any obligation or liability which is inconsistent with, in addition to, or in conflict with, any provision of this Lease.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC

By:
Rory L. Miller Senior Vice President

MEADE PIPELINE CO LLC
By: WGL Midstream, Inc., its Managing Member

By:
Anthony M. Nee President

EXHIBIT A

DESCRIPTION OF CENTRAL PENN LINE

The Central Penn Line shall consist of the following natural gas pipeline facilities and equipment. The Parties acknowledge that the specific references below to mileage and locations reflect Transco’s estimates as of the Effective Date and that the actual mileages and locations will not be known until Transco has completed construction of such facilities. Accordingly, promptly following the in-service date of the Central Penn Line, the Parties shall enter into an amendment to this Lease, if necessary, to revise this Exhibit A to set forth the actual mileages and locations of the Central Penn Line.

The Central Penn Line will provide transportation of natural gas from Susquehanna County, Pennsylvania to Transco’s mainline in Lancaster County, Pennsylvania. The facilities will include approximately 177 miles of contiguous greenfield pipeline, two (2) compressor stations, three (3) measurement facilities, and other appurtenant underground and aboveground facilities.

The Central Penn Line consists of two connected pipeline segments as further described below:

Central Penn Line North

The Central Penn Line North pipeline facilities will provide transportation of natural gas from the discharge of WFS’s Zick Station in Susquehanna County to a point of interconnection with the Central Penn Line South segment in Columbia County, Pennsylvania. The Central Penn Line North facilities will include:

•	Approximately 56 miles of thirty (30)-inch diameter pipeline;

•	One compressor station;

•

Proposed measurement and regulator stations on the Central Penn Line North at (1) the discharge side of WFS’s Zick Station in Susquehanna County, Pennsylvania, (2) the suction side of Transco’s proposed East Wilcox Station in Susquehanna County, Pennsylvania, and (3) the proposed Springville Interconnection near milepost 30.6 in Wyoming County, Pennsylvania; and

•	Appurtenant underground and aboveground facilities.

Central Penn Line South

The Central Penn Line South pipeline facilities will provide transportation of natural gas from the Central Penn Line North pipeline to an interconnection with Transco’s mainline in Lancaster County, Pennsylvania at a point called “River Road.” The Central Penn Line South facilities will include:

•	Approximately 121 miles of forty-two (42)-inch diameter pipeline;

•	One compressor station;

•	A regulator station at the interconnection between the Central Penn Line South and Transco’s mainline at “River Road”; and

•	Appurtenant underground and aboveground facilities.